Exhibit 99.1

news release

Investor Contact	FOR IMMEDIATE RELEASE

John Springer
Vice President
Investor Relations
630.468.4797

SIRVA Announces Agreement for $75 Million
Private Placement

Two From ValueAct Capital to Join Board

CHICAGO, September 25, 2006 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it has entered into an agreement with ValueAct Capital and MLF Investments to provide $75 million of new capital to the Company. ValueAct Capital has agreed to invest $60 million, and MLF Investments, LLC has agreed to invest $15 million. Both are current shareholders of the Company.

The Company also announced that Peter H. Kamin, a founding partner of ValueAct Capital, and Kelly Barlow, a partner of ValueAct Capital, will join the Company’s board of directors upon closing of the transaction.

Brian Kelley, Chief Executive Officer of SIRVA stated, “In reviewing our strategic objectives, we evaluated current market trends, our working capital needs and growth opportunities. We determined that a transaction of this nature and size with investors that understand our business and appreciate our long-term strategy gives us the financial flexibility we need to execute our business plan going forward. We are delighted that Peter and Kelly will be joining our board of directors, as they bring a wealth of experience and financial acumen with them.”

“We have confidence in SIRVA’s management team and business and are excited about the long term value of the Company,” said Peter

Kamin of ValueAct Capital. “We look forward to the opportunity to work actively with management and the other members of the board to help create value for all shareholders.”

The transaction, which is exempt from registration under the Securities Act of 1933 in reliance on Section 4(2), initially involves the sale of subordinated notes that bear interest at 10%. The notes will automatically convert into 75,000 shares of SIRVA’s 8% convertible perpetual preferred stock upon stockholder approval of the conversion of the notes and related issuance of preferred stock. The preferred stock would initially be convertible, at the option of the holder, into 25 million shares of SIRVA common stock at an initial conversion price of $3.00 per share of common stock, which is subject to adjustment. Under certain circumstances, SIRVA can require the conversion of the preferred stock on or after September 25, 2008. Upon closing of the transaction, ValueAct Capital will have the right to appoint two members to SIRVA’s board of directors. In addition, SIRVA has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the preferred stock and common stock issuable upon conversion.

The transaction is expected to close on or before Friday, September 29, 2006 and is subject to customary closing conditions and the Company first obtaining certain amendments to its credit facility, principally to extend the deadlines for delivering certain financial statements.

SIRVA intends to use the proceeds from the transaction to repay existing indebtedness and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes, the preferred stock issuable upon conversion of the notes and the common stock issuable upon conversion of the preferred stock have not been registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, the notes, the preferred stock issuable upon conversion of the notes and the common stock issuable upon conversion of the preferred stock may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The Company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and title insurance. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees and moving individual consumers. The Company operates in more than 40 countries with more than 5,000 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

About ValueAct Capital

ValueAct Capital, with over $4 billion in investments, seeks to make active value investments in a limited number of companies. The firm’s principals have demonstrated expertise in sourcing investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital. About MLF Investments

MLF Investments, LLC, whose Managing Member is Matthew L. Feshbach, takes large strategic positions in a limited number of companies where it can add value. MLF, with over 25 years of investment experience and a vast network of corporate and investment community relationships, has a record of successfully increasing shareholder value by providing strategic resources, capital and expertise to its portfolio companies.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Business Risks” and other risks described in our 2004 Annual Report on Form 10-K. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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